Exhibit 99.1

Lincoln Educational Services Corporation Reports

Second Quarter 2007 Results

West Orange, New Jersey, August 7, 2007 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported second quarter 2007 results.

Second Quarter Highlights:

•	Revenues were $76.3 million as compared to $75.4 million in the second quarter of 2006.
•

Announced the cessation of operations at three campuses and incurred a non-cash charge of $0.07 per share, or a pre-tax charge of $3.0 million, to write down the value of goodwill and other long-term assets associated with these campuses to their estimated fair value.

•	GAAP loss per share of $(0.07) as compared to diluted EPS of $0.04 in the second quarter of 2006. Adjusted diluted EPS, as discussed below, was $0.00 for the three months ended June 30, 2007.
•

Starts were up 3.2% for the quarter. In June, the first month of our important high school season, we experienced an improvement, resulting in starts increasing 14% over prior year. This trend accelerated in July.

•	Received approval to offer Licensed Practical Nursing programs at satellite locations in New Jersey.

Comment and Outlook

“Our second quarter financial and operating performance was in line with our guidance,” said David F. Carney, Lincoln’s Chairman and CEO. “The slow start to the year has put pressure on our revenues. We are closely monitoring our operations and expenses on a monthly basis. We will continue to invest prudently in initiatives that will maintain the momentum we experienced in June and July. We have been implementing a concerted strategy to enhance operating execution and reignite our organic growth. The environment remains challenging, but we believe that our initiatives are beginning to produce tangible results. As the second quarter progressed, we experienced a meaningful improvement in our starts. In June, the first month of our important high school season, starts increased by 14% over prior year. Our year-over-year improvement accelerated in July, which gives us the confidence to believe that we will have a successful high school season and return to organic growth in the 2nd half of the year.”

“We continuously evaluate all of our operations in order to drive efficiencies and returns for our shareholders. As a result, we have decided to close three of our campuses which have failed to meet our financial expectations. While our financial results may be impacted negatively in 2007 as a result of the closure of these schools, the elimination of these campuses is expected to greatly improve our results in 2008 and beyond. In addition to the momentum gained from a successful high school recruiting season, we further expect to benefit from new programs being introduced at some of our campuses, including: the launch of our culinary program at our Columbia school, the launch of cosmetology at our Lincoln Rhode Island school, the rollout of new IT programs at several of our campuses, the introduction of our Licensed Practical Nursing program at additional New Jersey campuses and the continued growth of our online programs.”

Second Quarter 2007 Operating Performance

Revenues increased by $0.9 million, or 1.2%, to $76.3 million in the three months ended June 30, 2007 from $75.4 million for the comparable period in 2006. Included in revenue is approximately $4.0 million from the acquisition of New England Institute of Technology at Palm Beach, Inc., or FLA, which represents an increase of $2.1 million over the three months ended June 30, 2006. On a same school basis, our revenues declined 1.6% as compared to the quarter ended June 30, 2006. The decrease in revenue for the quarter was attributable to a 5.1% decline in average student population, which decreased on a same school basis to 15,994 for the quarter ended June 30, 2007 from 16,853 for the quarter ended June 30, 2006. Including FLA, our average undergraduate student enrollment decreased by 2.7% to 16,905.

Our operating loss for the second quarter of 2007 was $2.3 million, which represented a $4.1 million decrease from operating income of $1.8 million for the second quarter of 2006. On an as adjusted basis, without giving effect to the write-down of goodwill and long-lived assets resulting from the elimination of the three campuses discussed above, our operating income was $0.7 million. The reduction in operating income was due to a lower student population during the three months ended June 30, 2007 as compared to the three months ended June 30, 2006. Our average population for the second quarter of 2007 was 16,905 compared average population of 17,380 for the second quarter of 2006.

Our educational services and facilities expenses for the quarter ended June 30, 2007 were $34.8 million, representing an increase of $2.2 million, or 6.6%, as compared to $32.6 million for the quarter ended June 30, 2006. The acquisition of FLA resulted in $1.0 million of this increase. The remainder of the increase in educational services and facilities expenses was due to: (i) books and tool expenses, which increased by $0.3 million, or 10.4%, as compared to the quarter ended June 30, 2006 due to higher tool sales during the period; and (ii) facilities expenses, which increased by approximately $0.9 million over the same quarter in 2006. Approximately $0.5 million of the increase in facilities expenses was due to additional square footage at some of our facilities and higher utility, insurance and property taxes. The remainder of the increase was attributable to higher repairs and maintenance expense at our facilities ($0.2 million) and increased depreciation expense ($0.2 million) over the same period in prior year. As a percentage of revenue, educational services and facilities expenses for the second quarter of 2007 increased to 45.6% from 43.3% in 2006.

Our selling, general and administrative expenses for the quarter ended June 30, 2007 were $40.9 million, representing a decrease of $0.1 million, or 0.03%, as compared to $41.0 million for the quarter ended June 30, 2006. Included in the $40.9 million is an increase of $1.3 million related to the acquisition of FLA. On a same school basis, selling, general and administrative expenses decreased by $1.4 million from the comparable period in 2006, due to decreases of $0.2 million in sales expenses, resulting from delays in replacing sales representatives, a $0.2 million decrease in student services due to lower student population during the quarter versus prior year, and due to a $1.0 million reduction in marketing and administrative expenses. The decrease in administrative expenses during the quarter is due to decreased expenses associated with pay incentives and other variable compensation due to lower than anticipated student enrollments during the quarter. As a percentage of revenue, selling, general and administrative expenses for the second quarter of 2007 decreased to 53.6% from 54.3% in 2006.

For the quarter ended June 30, 2007, our bad debt expense was 5.6% as compared to 5.7% for the same quarter in 2006.

As of June 30, 2007, we recorded a non-cash charge of $3.0 million related to impairment of goodwill and other long term assets, due to the ceasing of operations at three of our schools.

As a result of the above, our operating margin for the second quarter of 2007 decreased to (3.0)% (0.9% on an as adjusted basis, after giving effect to the write-down of goodwill and long-lived assets resulting form the elimination of the three campuses discussed above) from 2.4% in the second quarter of 2006.

Net loss for the second quarter of 2007 was $1.7 million, or $(0.07) per diluted share, as compared to net income of $1.0 million, or $0.04 per diluted share, for the comparable period in 2006. Earnings per share includes a charge of $0.01 per share for the second quarter of 2007 and 2006, respectively, resulting from our use of the fair value method of accounting for stock based compensation as prescribed by Statement of Financial Accounting Standards No. 123R “Share-Based Payment.” Loss per share for the three months ended June 30, 2007 also includes the impact of $0.07 per share incurred in connection with the write down of goodwill and other long-lived assets to estimated fair value in connection with the ceasing of operations at three of our campuses.

Balance Sheet

At June 30, 2007, we had $5.7 million in cash and cash equivalents, compared to $6.5 million at December 31, 2006. In order to meet our working capital needs, during the second quarter we borrowed $8.5 million under our credit facility at an interest rate of 6.32% to 6.34%. At June 30, 2007 we had $21.5 million outstanding under our credit agreement.

At June 30, 2007, our stockholders’ equity was $149.4 million, compared to $151.8 million at December 31, 2006, with the decrease resulting from the net loss for the period.

Student Enrollment

Average student enrollment for the three months ended June 30, 2007 was 16,905 students, representing a decrease of 2.7% from the three months ended June 30, 2006. The acquisition of FLA accounted for 911 students of the average student enrollment for the quarter ended June 30, 2007 as compared to 527 students for the quarter ended June 30, 2006. On a same school basis, average student enrollment declined 5.1% for the three months ended June 30, 2007 from the same period in 2006.

This press release includes certain non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures.”

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (800) 510-9834 (domestic) or (617) 614-3669 (international) and citing code 88450802. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and citing code 67968437.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 16,900 students at June 30, 2007.

Statements in this press release regarding Lincoln’s business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:

Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
		2007		2006		2007		2006

REVENUES		$76,276		$75,363		$154,418		$150,876
COSTS AND EXPENSES:
Educational services and facilities		34,752		32,609		70,504		64,746
Selling, general and administrative		40,854		40,955		85,603		79,623
Gain on sale of assets		(15)		-		(15)		-
Impairment of goodwill and long-lived assets		3,005		-		3,005		-
Total costs & expenses		78,596		73,564		159,097		144,369
OPERATING (LOSS) INCOME		(2,320)		1,799		(4,679)		6,507
OTHER:
Interest income		35		306		83		777
Interest expense		(670)		(570)		(1,154)		(1,044)
Other income		-		54		-		70
(LOSS) INCOME BEFORE INCOME TAXES		(2,955)		1,589		(5,750		6,310
(BENEFIT) PROVISION FOR INCOME TAXES		(1,255)		623		(2,432		2,582
NET (LOSS) INCOME		$(1,700)		$966		$(3,318)		$3,728
Earnings (loss) per share - basic:		(0.07		0.04		(0.13		0.15
Net (loss) income available to common stockholders	$	)	$		$	)	$
Earnings (loss) per share - diluted:		(0.07		0.04		(0.13		0.14
Net (loss) income available to common stockholders	$	)	$		$	)	$
Weighted average number of common shares outstanding:
Basic		25,483		25,303		25,471		25,245
Diluted		25,483		26,084		25,471		26,061

Other data:

Depreciation and amortization		$3,924		$3,673		$7,768		$7,136
Number of campuses		37		37		37		37
Average enrollment		16,905		17,380		17,158		17,528
Stock-based compensation		477		404		888		757
Net cash used in operating activities		$(1,203)		$(6,540)		$(10,295)		$(11,394)

Selected Consolidated Balance Sheet Data:	June 30, 2007

Cash and cash equivalents	$5,697

Current assets	44,753

Working capital (deficit)	(4,453)

Total assets	235,806

Current liabilities	49,206

Long-term debt and capital lease

obligations, including current portion	31,316

Total stockholders’ equity	$149,409

Financial Data

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

For the Three Months Ended June 30, 2007
Adjusting Items

			Impairment of
		% of	Goodwill and	As	% of
	GAAP	Revenue	Long-lived Assets	Adjusted	Revenue

Revenues	$76,276	100.0%	$-	$76,276	100.0%
Operating expenses	78,596	103.1%	3,005	75,591	99.1%
Operating (loss) income	(2,320)	-3.1%	(3,005)	685	0.9%
Net (loss) income	$(1,700)	-2.2%	$(1,758)	$58	0.1%

(Loss) income per share - basic	$(0.07)		$(0.07)	$-

(Loss) income per share - diluted	$(0.07)		$(0.07)	$-

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended June 30, 2007
(In thousands, except per share amounts and percentages)

			Campuses	LESC
		% of	to be	Less Campuses	% of
	LESC	Revenue	Closed (1), (2)	to be Closed	Revenue

Revenues	$76,276	100.0%	$1,532	$74,744	100.0%

Costs and Expenses:

Educational services & facilities	34,752	45.6%	1,416	33,336	44.6%
Selling, general and administrative	40,854	53.6%	1,397	39,457	52.8%
Gain on sale of assets	(15)	0.0%	-	(15)
Impairment of goodwill and other long-lived assets	3,005	3.9%	3,005
Total Costs and Expenses	78,596	103.1%	5,818	72,778	97.4%

Operating (Loss)	(2,335)	-3.1%	(4,286)	1,951	2.6%

Other:
Interest Income	35	0.0%	-	35	0.0%
Interest Expense	(670)	-0.9%	-	(670)	-0.9%

(Loss) Income Before Income Taxes	(2,955)	-3.9%	(4,286)	1,331	1.8%
(Benefit) Provision for Federal Tax	(1,255)	-1.6%	(1,779)	524	0.7%

Net (Loss) Income	$(1,700)	-2.2%	$(2,507)	$807	1.1%

Net (Loss) Income per share - basic	$(0.07)		$(0.10)	$0.03

Net (Loss) Income per share - diluted	$(0.07)		$(0.10)	$0.03

Weighted average number of common shares outstanding:

Basic	25,483		25,483	25,483
Diluted	25,483		25,483	26,088

(1) Includes our Plymouth Meeting - PA, Norcross - GA, and Henderson - NV campuses.

(2) General and administrative expenses for these schools do not include any allocation of corporate overhead as those expenses are expected to continue.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended June 30, 2007
(In thousands, except per share amounts and percentages)

			Campuses	LESC
		% of	to be	Less Campuses	% of
	LESC	Revenue	Closed (1), (2)	to be Closed	Revenue

Revenues	$154,418	100.0%	$3,504	$150,914	100.0%

Costs and Expenses:

Educational services & facilities	70,504	45.7%	3,017	67,487	44.7%
Selling, general and administrative	40,854	55.4%	2,963	82,641	54.8%
Gain on sale of assets	(15)	0.0%	-	(15)
Impairment of goodwill and other long-lived assets	3,005	1.9%	3,005
Total Costs and Expenses	159,097	103.0%	8,985	150,113	99.5%

Operating (Loss)	(4,695)	-3.0%	(5,481)	786	0.5%

Other:
Interest Income	83	0.0%	-	83	0.1%
Interest Expense	(1,154)	-0.7%	-	(1,154)	-0.8%

(Loss) Income Before Income Taxes	(5,751)	-3.7%	(5,481)	(270)	-0.2%
(Benefit) Provision for Federal Tax	(2,433)	-1.6%	(2,275)	(158)	-0.1%

Net (Loss) Income	$(3,318)	-2.1%	$(3,206)	$(112)	-0.1%

Net (Loss) Income per share - basic	$(0.13)		$(0.13)	$-

Net (Loss) Income per share - diluted	$(0.13)		$(0.13)	$-

Weighted average number of common shares outstanding:

Basic	25,471		25,471	25,471
Diluted	25,471		25,471	25,471

(1) Includes our Plymouth Meeting - PA, Norcross - GA, and Henderson - NV campuses.

(2) General and administrative expenses for these schools do not include any allocation of corporate overhead as those expenses are expected to continue.

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